Exhibit 99.1

Silver Triangle Building
25505 West Twelve Mile Road
Southfield, MI 48034-8339
(248) 353-2700
creditacceptance.com

NEWS RELEASE
FOR IMMEDIATE RELEASE
Date: May 2, 2012

Investor Relations: Douglas W. Busk
Senior Vice President and Treasurer
(248) 353-2700 Ext. 4432
IR@creditacceptance.com

NASDAQ Symbol: CACC

CREDIT ACCEPTANCE ANNOUNCES
FIRST QUARTER 2012 EARNINGS

Southfield, Michigan – May 2, 2012 – Credit Acceptance Corporation (NASDAQ: CACC) (referred to as the “Company”, “we”, “our”, or “us”) announced consolidated net income of $50.3 million, or $1.92 per diluted share, for the three months ended March 31, 2012 compared to consolidated net income of $43.2 million, or $1.57 per diluted share, for the same period in 2011.

Adjusted net income, a non-GAAP financial measure, for the three months ended March 31, 2012 was $49.0 million, or $1.86 per diluted share, compared to $46.2 million, or $1.68 per diluted share, for the same period in 2011.

Refer to our Form 10-Q, filed today with the Securities and Exchange Commission, which will appear on our website at creditacceptance.com, for a complete discussion of the results of operations and financial data for the three months ended March 31, 2012.

Webcast Details

We will host a webcast on May 2, 2012 at 5:00 p.m. Eastern Time to discuss first quarter 2012 results.  The webcast can be accessed live by visiting the “Investor Relations” section of our website at creditacceptance.com or by dialing 877-303-2904.  Additionally, a replay and transcript of the webcast will be archived in the “Investor Relations” section of our website.

Consumer Loan Performance

At the time a consumer loan is submitted to us for assignment, we forecast future expected cash flows from the consumer loan.  Based on the amount and timing of these forecasts and expected expense levels, an advance or one-time purchase payment is made to the related dealer-partner at a price designed to achieve an acceptable return on capital.  If consumer loan performance equals or exceeds our initial expectation, it is likely our target return on capital will be achieved.

We use a statistical model to estimate the expected collection rate for each consumer loan at the time of assignment.  We continue to evaluate the expected collection rate of each consumer loan subsequent to assignment.  Our evaluation becomes more accurate as the consumer loans age, as we use actual performance data in our forecast.  By comparing our current expected collection rate for each consumer loan with the rate we projected at the time of assignment, we are able to assess the accuracy of our initial forecast.  The following table compares our forecast of consumer loan collection rates as of March 31, 2012, with the forecasts as of December 31, 2011, and at the time of assignment, segmented by year of assignment:

	Forecasted Collection Percentage as of			Variance in Forecasted Collection Percentage from
Consumer Loan Assignment Year	March 31, 2012	December 31, 2011	Initial Forecast	December 31, 2011	Initial Forecast
2003	73.7%	73.7%	72.0%	0.0%	1.7%
2004	73.0%	73.0%	73.0%	0.0%	0.0%
2005	73.6%	73.6%	74.0%	0.0%	-0.4%
2006	70.0%	70.0%	71.4%	0.0%	-1.4%
2007	68.1%	68.1%	70.7%	0.0%	-2.6%
2008	70.1%	70.0%	69.7%	0.1%	0.4%
2009	79.5%	79.4%	71.9%	0.1%	7.6%
2010	76.9%	76.8%	73.6%	0.1%	3.3%
2011	73.0%	73.2%	72.5%	-0.2%	0.5%

Consumer loans assigned in 2003, 2009 and 2010 have yielded forecasted collection results materially better than our initial estimates, while consumer loans assigned in 2006 and 2007 have yielded forecasted collection results materially worse than our initial estimates.  For all other assignment years presented, actual results have been very close to our initial estimates.  For the three months ended March 31, 2012, forecasted collection rates declined for consumer loans assigned during 2011 and were generally consistent with expectations at the start of the period for all other assignment years presented.

Forecasting collection rates precisely at loan inception is difficult.  With this in mind, we establish advance rates that are intended to allow us to achieve acceptable levels of profitability, even if collection rates are less than we currently forecast.

The following table presents forecasted consumer loan collection rates, advance rates, the spread (the forecasted collection rate less the advance rate), and the percentage of the forecasted collections that had been realized as of March 31, 2012.  All amounts, unless otherwise noted, are presented as a percentage of the initial balance of the consumer loan (principal + interest).  The table includes both dealer loans and purchased loans.

	As of March 31, 2012
Consumer Loan Assignment Year	Forecasted Collection %	Advance % (1)	Spread %	% of Forecast Realized (2)
2003	73.7%	43.4%	30.3%	99.5%
2004	73.0%	44.0%	29.0%	99.4%
2005	73.6%	46.9%	26.7%	99.3%
2006	70.0%	46.6%	23.4%	98.5%
2007	68.1%	46.5%	21.6%	97.1%
2008	70.1%	44.6%	25.5%	94.1%
2009	79.5%	43.9%	35.6%	87.4%
2010	76.9%	44.7%	32.2%	61.5%
2011	73.0%	45.5%	27.5%	27.6%
2012	70.5%	45.0%	25.5%	3.5%

(1)
Represents advances paid to dealer-partners on consumer loans assigned under our portfolio program and one-time payments made to dealer-partners to purchase consumer loans assigned under our purchase program as a percentage of the initial balance of the consumer loans.  Payments of dealer holdback and accelerated dealer holdback are not included.

(2)	Presented as a percentage of total forecasted collections.

The risk of a material change in our forecasted collection rate declines as the consumer loans age.  For 2008 and prior consumer loan assignments, the risk of a material forecast variance is modest, as we have currently realized in excess of 90% of the expected collections.  Conversely, the forecasted collection rates for more recent consumer loan assignments are less certain as a significant portion of our forecast has not been realized.

The spread between the forecasted collection rate and the advance rate declined during the 2004 through 2007 period as we increased advance rates during this period in response to a more difficult competitive environment.  During 2008 and 2009, the spread increased as the competitive environment improved, and we reduced advance rates.  In addition, during 2009, the spread was positively impacted by better than expected consumer loan performance.  During the 2010 through 2012 period, the spread decreased as we increased advance rates during this period in an attempt to maximize the amount of economic profit we generate in response to an increase in the amount of capital available to fund new loans.

The following table presents forecasted consumer loan collection rates, advance rates, and the spread (the forecasted collection rate less the advance rate) as of March 31, 2012 for dealer loans and purchased loans separately.  All amounts are presented as a percentage of the initial balance of the consumer loan (principal + interest).

	Consumer Loan Assignment Year	Forecasted Collection %	Advance % (1)	Spread %
Dealer loans	2007	68.0%	45.8%	22.2%
	2008	70.6%	43.3%	27.3%
	2009	79.5%	43.5%	36.0%
	2010	76.9%	44.4%	32.5%
	2011	72.9%	45.2%	27.7%
	2012	70.5%	44.7%	25.8%

Purchased loans	2007	68.3%	49.1%	19.2%
	2008	69.3%	46.7%	22.6%
	2009	79.4%	45.3%	34.1%
	2010	76.9%	46.5%	30.4%
	2011	74.0%	48.3%	25.7%
	2012	70.9%	49.1%	21.8%

(1)
Represents advances paid to dealer-partners on consumer loans assigned under our portfolio program and one-time payments made to dealer-partners to purchase consumer loans assigned under our purchase program as a percentage of the initial balance of the consumer loans.  Payments of dealer holdback and accelerated dealer holdback are not included.

The advance rates presented for each consumer loan assignment year change over time due to the impact of transfers between dealer and purchased loans.  Under our portfolio program, certain events may result in dealer-partners forfeiting their rights to dealer holdback.  We transfer the dealer-partner’s consumer loans from the dealer loan portfolio to the purchased loan portfolio in the period this forfeiture occurs.

Although the advance rate on purchased loans is higher as compared to the advance rate on dealer loans, purchased loans do not require us to pay dealer holdback.

Consumer Loan Volume

The following table summarizes changes in consumer loan assignment volume in each of the last five quarters as compared to the same period in the previous year:

	Year over Year Percent Change
Three Months Ended	Unit Volume	Dollar Volume (1)
March 31, 2011	36.7%	59.3%
June 30, 2011	28.7%	41.3%
September 30, 2011	28.6%	40.5%
December 31, 2011	25.3%	32.1%
March 31, 2012	10.6%	10.7%

(1)
Represents advances paid to dealer-partners on consumer loans assigned under our portfolio program and one-time payments made to dealer-partners to purchase consumer loans assigned under our purchase program.  Payments of dealer holdback and accelerated dealer holdback are not included.

Consumer loan assignment volumes depend on a number of factors including (1) the overall demand for our product, (2) the amount of capital available to fund new loans, and (3) our assessment of the volume that our infrastructure can support.  Our pricing strategy is intended to maximize the amount of economic profit we generate, within the confines of capital and infrastructure constraints.

Unit and dollar volumes grew 10.6% and 10.7%, respectively, during the first quarter of 2012 as the number of active dealer-partners grew 29.5% and average volume per active dealer-partner declined 14.6%.  We believe the decline in volume per dealer-partner is the result of increased competition.  Unit volume for the one month ended April 30, 2012 increased by 0.3% as compared to the same period in 2011.

The following table summarizes the changes in consumer loan unit volume and active dealer-partners:

	For the Three Months Ended March 31,
	2012	2011	% Change
Consumer loan unit volume	58,796	53,183	10.6%
Active dealer-partners (1)	3,594	2,775	29.5%
Average volume per active dealer-partner	16.4	19.2	-14.6%

(1)	Active dealer-partners are dealer-partners who have received funding for at least one dealer loan or purchased loan during the period.

The following table provides additional information on the changes in consumer loan unit volume and active dealer-partners:

	For the Three Months Ended March 31,
	2012	2011	% Change
Consumer loan unit volume from dealer-partners active both periods	44,369	48,303	-8.1%
Dealer-partners active both periods	2,146	2,146	-
Average volume per dealer-partners active both periods	20.7	22.5	-8.1%

Consumer loan unit volume from new dealer-partners	4,089	2,177	87.8%
New active dealer-partners (1)	554	321	72.6%
Average volume per new active dealer-partners	7.4	6.8	8.8%

Attrition (2)	-9.2%	-10.9%

(1)	New active dealer-partners are dealer-partners who enrolled in our program and have received funding for their first dealer loan or purchased loan from us during the period.
(2)
Attrition is measured according to the following formula:  decrease in consumer loan unit volume from dealer-partners who have received funding for at least one dealer loan or purchased loan during the comparable period of the prior year but did not receive funding for any dealer loans or purchased loans during the current period divided by prior year comparable period consumer loan unit volume.

Consumer loans are assigned to us as either dealer loans through our portfolio program or purchased loans through our purchase program.  The following table summarizes the portion of our consumer loan volume that was assigned to us as dealer loans:

	For the Three Months Ended March 31,
	2012	2011
Dealer loan unit volume as a percentage of total unit volume	93.3%	92.9%
Dealer loan dollar volume as a percentage of total dollar volume (1)	91.5%	91.1%

(1)
Represents advances paid to dealer-partners on consumer loans assigned under our portfolio program and one-time payments made to dealer-partners to purchase consumer loans assigned under our purchase program.  Payments of dealer holdback and accelerated dealer holdback are not included.

For the three months ended March 31, 2012, dealer loan unit and dollar volume as a percentage of total unit and dollar volume were generally consistent with the same period in 2011.

As of March 31, 2012 and December 31, 2011, the net dealer loans receivable balance was 86.5% and 85.4%, respectively, of the total net loans receivable balance.

Adjusted Financial Results

Adjusted financial results are provided to help shareholders understand our financial performance.  The financial data below is non-GAAP, unless labeled otherwise.  We use adjusted financial information internally to measure financial performance and to determine incentive compensation.  The table below shows our results following adjustments to reflect non-GAAP accounting methods.  Material adjustments are explained in the table footnotes and the subsequent “Floating Yield Adjustment” section.  Measures such as adjusted average capital, adjusted net income, adjusted net income per diluted share, adjusted net income plus interest expense after-tax, adjusted return on capital, adjusted revenue, operating expenses, and economic profit are all non-GAAP financial measures.  These non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported results prepared in accordance with GAAP.

Adjusted financial results for the three months ended March 31, 2012, compared to the same period in 2011, include the following:

	For the Three Months Ended March 31,
(Dollars in thousands, except per share data)	2012	2011	% Change
Adjusted average capital	$1,602,590	$1,206,039	32.9%
Adjusted net income	$48,962	$46,239	5.9%
Adjusted interest expense after-tax	$9,584	$7,952	20.5%
Adjusted net income plus interest expense after-tax	$58,546	$54,191	8.0%
Adjusted return on capital	14.6%	18.0%	-18.9%
Cost of capital	5.8%	7.1%	-18.3%
Economic profit	$35,377	$32,895	7.5%
GAAP diluted weighted average shares outstanding	26,284	27,489	-4.4%
Adjusted net income per diluted share	$1.86	$1.68	10.7%

Economic profit increased 7.5% for the three months ended March 31, 2012, as compared to the same period in 2011.  Economic profit is a function of the return on capital in excess of the cost of capital and the amount of capital invested in the business.  The following table summarizes the impact each of these components had on the increase in economic profit for the three months ended March 31, 2012, as compared to the same period in 2011:

Year over Year Change in Economic Profit
(In thousands)	For the Three Months Ended March 31, 2012
Increase in adjusted average capital	$10,816
Decrease in cost of capital	5,130
Decrease in adjusted return on capital	(13,464)
Increase in economic profit	$2,482

The increase in economic profit for the three months ended March 31, 2012, as compared to the same period in 2011, was the result of the following:

•	An increase in adjusted average capital of 32.9% due to growth in our loan portfolio primarily as a result of an increase in active dealer-partners.
•	A decrease in our cost of capital of 130 basis points primarily due to a decline in the average cost of equity resulting from a decline in the average 30 year treasury rate.
•	A decrease in our adjusted return on capital of 340 basis points primarily as a result of the following:
•
Finance charges decreased as a percentage of adjusted average capital primarily as a result of a decrease in the yield on our loan portfolio due to higher advance rates on consumer loans assigned in 2011 and 2012.  The decrease in finance charges negatively impacted the adjusted return on capital by 290 basis points.

•
Other income decreased as a percentage of adjusted average capital primarily as a result of a decrease in Guaranteed Asset Protection (“GAP”) profit sharing income from $2.3 million (after-tax) in the first quarter of 2011 to $0.1 million (after-tax) in the first quarter of 2012.  Prior to the second quarter of 2011, we received and recognized GAP profit sharing payments annually in the first quarter of each year.  During the second quarter of 2011, we modified our revenue recognition to begin recognizing this income as earned over the life of the GAP contracts.  In addition, profit sharing income for the first quarter of 2012 was reduced by a $0.3 million (after-tax) reversal of previously recognized income as a result of a change in our profit sharing arrangement.  The decrease in other income negatively impacted the adjusted return on capital by 90 basis points.

•
Operating expenses decreased as a percentage of adjusted average capital as operating expenses grew 23.0% while average capital grew 32.9%.  The 23.0% increase ($6.5 million) in operating expenses includes a 20.7% ($3.3 million) increase in salaries and wages, a 31.5% ($1.8 million) increase in general and administrative expenses and a 21.0% ($1.4 million) increase in sales and marketing expenses.  The increase in salaries and wages includes a 47.2% ($0.9 million) increase in fringe benefits, primarily related to medical claims.  Salaries and wages, excluding the increase in fringe benefits, grew 17.2% ($2.4 million) including an increase of 27.3% in loan servicing ($1.4 million) and 9.7% for support functions ($0.8 million).  The remaining increase in operating expenses ($3.2 million) included an increase in sales and marketing expenses of $1.4 million as a result of an increase in the size of the field sales force as well as an increase in general and administrative expenses of $1.8 million.  The $1.8 million increase in general and administrative expenses included a larger expense recorded for property taxes ($0.6 million), as a result of a property tax refund recognized in the first quarter of 2011, an increase in legal expenses ($0.5 million) and an increase in information technology expenses ($0.6 million).

The following table shows adjusted revenue and operating expenses as a percentage of adjusted average capital, the adjusted return on capital, and the percentage change in adjusted average capital for each of the last eight quarters, compared to the same periods in the prior year:

	For the Three Months Ended
	Mar. 31, 2012	Dec. 31, 2011	Sept. 30, 2011	Jun. 30, 2011	Mar. 31, 2011	Dec. 31, 2010	Sept. 30, 2010	Jun. 30, 2010
Adjusted revenue as a percentage of adjusted average capital	31.8%	33.2%	33.9%	35.0%	37.9%	38.1%	38.0%	38.7%
Operating expenses as a percentage of adjusted average capital	8.6%	7.6%	7.8%	8.2%	9.3%	9.5%	10.4%	9.3%
Adjusted return on capital	14.6%	16.1%	16.4%	16.9%	18.0%	18.1%	17.4%	18.5%
Percentage change in adjusted average capital compared to the same period in the prior year	32.9%	33.9%	30.6%	26.0%	19.2%	14.1%	8.7%	6.0%

The adjusted return on capital for the three months ended March 31, 2012, as compared to the three months ended December 31, 2011, decreased 150 basis points primarily as a result of the following:

•
Finance charges decreased as a percentage of adjusted average capital primarily as a result of lower yields on more recent consumer loan assignments, which was the result of the advance rate increases we made during 2011.  The decrease in finance charges negatively impacted the adjusted return on capital by 70 basis points.

•
Prior to the most recent quarter, operating expenses as a percentage of capital had been steadily declining on a sequential basis.  While year over year operating expenses as a percentage of capital declined in the first quarter of 2012, operating expenses as a percentage of capital were higher in the most recent quarter on a sequential basis by 100 basis points, as operating expenses grew 19.9% (or $5.7 million) and adjusted average capital grew 5.9%.  The first quarter is unusual in that both payroll taxes and sales and marketing expenses are typically highest in the first quarter of each year.  Payroll taxes increased by 138.5% ($1.2 million) as compared to the fourth quarter of 2011 as a result of the seasonal impact of both taxes that are subject to income limitations and the annual vesting of equity awards.  Sales and marketing expenses increased by 34.8% ($2.0 million) as a result of higher sales commissions which increase as unit volumes increase as well as the expansion of our sales force, which creates additional expense without an immediate proportional increase in originations as it takes some time for new sales personnel to become productive.  In addition, we increased the size of our loan origination department, in anticipation of higher first quarter volumes.  While most of our loan origination costs are deferred and recorded as a reduction in finance charge revenue, the portion that is not deferred increased by ($0.5 million) as compared to the fourth quarter of 2011.  We also experienced a marked increase of 56.3% ($1.0 million) in fringe benefits, primarily related to medical claims during the first quarter, while the number of FTE’s increased 6.4% in Q1 as compared to Q4. While we cannot be certain, we believe it is likely that medical expenses will move closer to their prior levels and grow in proportion to the number of employees in the future.  The remaining increase in operating expenses is a result of a change in the monthly cash incentive plan for our collection personnel, ($0.4 million) and an increase in the amount accrued to cover year-end cash incentive compensation ($0.6 million).

While we believe the seasonal trends impacting payroll taxes and sales and marketing expenses will favorably impact operating expense levels during the remainder of the year, GAAP accounting for the recent CEO equity plan will require us to record approximately $8.6 million in stock-based compensation expense over the remaining 3 quarters of 2012 (as compared to $0.2 million recorded during the first quarter).  While the total expense of the plan over the next 15 years will be $53.3 million, if all performance targets are achieved in the periods currently estimated, GAAP accounting requires us to record the expense as follows:

(In thousands)
Year Ended December 31,
2012	$8,848
2013	9,929
2014	7,874
2015	6,506
2016	5,110
2017-2027	14,983
Total	$53,250

The following tables show how non-GAAP measures reconcile to GAAP measures.  All after-tax adjustments are calculated using a 37% tax rate as we estimate that to be our long term average effective tax rate.  Certain amounts do not recalculate due to rounding.

	For the Three Months Ended
(Dollars in thousands, except per share data)	Mar. 31, 2012	Dec. 31, 2011	Sept. 30, 2011	Jun. 30, 2011	Mar. 31, 2011	Dec. 31, 2010	Sept. 30, 2010	Jun. 30, 2010
Adjusted net income
GAAP net income	$50,338	$50,049	$49,960	$44,844	$43,191	$46,980	$42,047	$49,040
Floating yield adjustment (after-tax)	(699)	810	(449)	2,817	3,822	(10)	(1,526)	(330)
Program fee yield adjustment (after-tax)	-	228	33	35	43	49	61	79
Loss from discontinued United Kingdom segment (after-tax)	-	-	-	-	-	-	-	25
Adjustment to record taxes at 37% (1)	(677)	261	(399)	(344)	(817)	(3,380)	(974)	(7,085)
Adjusted net income	$48,962	$51,348	$49,145	$47,352	$46,239	$43,639	$39,608	$41,729

Adjusted net income per diluted share	$1.86	$1.96	$1.88	$1.81	$1.68	$1.57	$1.39	$1.32
Diluted weighted average shares outstanding	26,284	26,259	26,136	26,111	27,489	27,865	28,452	31,601

Adjusted revenue
GAAP total revenue	$142,404	$137,976	$133,739	$129,965	$123,512	$115,433	$111,661	$111,779
Floating yield adjustment	(1,110)	1,286	(712)	4,472	6,067	(16)	(2,423)	(524)
Program fee yield adjustment	-	361	53	56	67	77	97	125
Provision for credit losses	(5,264)	(6,569)	(4,565)	(8,953)	(8,921)	(1,978)	24	(1,782)
Provision for claims	(8,552)	(7,666)	(8,363)	(7,771)	(6,599)	(5,823)	(6,112)	(6,282)
Adjusted revenue	$127,478	$125,388	$120,152	$117,769	$114,126	$107,693	$103,247	$103,316

Adjusted average capital
GAAP average debt	$1,031,160	$985,668	$941,531	$918,153	$723,781	$676,978	$645,383	$509,867
GAAP average shareholders' equity	558,829	516,806	467,290	418,402	476,281	448,825	437,288	553,297
Floating yield adjustment	12,601	10,530	11,139	9,549	6,294	4,280	5,230	5,485
Program fee yield adjustment	-	(179)	(244)	(278)	(317)	(362)	(417)	(486)
Adjusted average capital	$1,602,590	$1,512,825	$1,419,716	$1,345,826	$1,206,039	$1,129,721	$1,087,484	$1,068,163

Adjusted revenue as a percentage of adjusted average capital	31.8%	33.2%	33.9%	35.0%	37.9%	38.1%	38.0%	38.7%

Adjusted interest expense
GAAP interest expense	$15,212	$15,063	$14,600	$14,950	$12,623	$11,742	$12,038	$12,267
Adjustment to record tax effect at 37%	(5,628)	(5,573)	(5,402)	(5,531)	(4,671)	(4,344)	(4,454)	(4,539)
Adjusted interest expense (after-tax)	$9,584	$9,490	$9,198	$9,419	$7,952	$7,398	$7,584	$7,728

	For the Three Months Ended
(Dollars in thousands, except per share data)	Mar. 31, 2012	Dec. 31, 2011	Sept. 30, 2011	Jun. 30, 2011	Mar. 31, 2011	Dec. 31, 2010	Sept. 30, 2010	Jun. 30, 2010
Adjusted return on capital
Adjusted net income	$48,962	$51,348	$49,145	$47,352	$46,239	$43,639	$39,608	$41,729
Adjusted interest expense (after-tax)	9,584	9,490	9,198	9,419	7,952	7,398	7,584	7,728
Adjusted net income plus interest expense (after-tax)	$58,546	$60,838	$58,343	$56,771	$54,191	$51,037	$47,192	$49,457

Adjusted return on capital (2)	14.6%	16.1%	16.4%	16.9%	18.0%	18.1%	17.4%	18.5%

Economic profit
Adjusted return on capital	14.6%	16.1%	16.4%	16.9%	18.0%	18.1%	17.4%	18.5%
Cost of capital (3)	5.8%	5.8%	6.2%	6.5%	7.1%	6.8%	6.7%	7.7%
Adjusted return on capital in excess of cost of capital	8.8%	10.3%	10.2%	10.4%	10.9%	11.3%	10.7%	10.8%
Adjusted average capital	$1,602,590	$1,512,825	$1,419,716	$1,345,826	$1,206,039	$1,129,721	$1,087,484	$1,068,163
Economic profit	$35,377	$38,889	$36,374	$34,985	$32,895	$31,765	$29,085	$28,799

Operating expenses
GAAP salaries and wages	$19,404	$15,636	$15,929	$15,402	$16,071	$15,034	$16,133	$14,050
GAAP general and administrative	7,409	7,439	6,044	6,509	5,633	6,762	7,208	5,920
GAAP sales and marketing	7,753	5,752	5,587	5,772	6,409	5,045	4,972	4,834
Operating expenses	$34,566	$28,827	$27,560	$27,683	$28,113	$26,841	$28,313	$24,804

Operating expenses as a percentage of adjusted average capital	8.6%	7.6%	7.8%	8.2%	9.3%	9.5%	10.4%	9.3%

Percentage change in adjusted average capital compared to the same period in the prior year	32.9%	33.9%	30.6%	26.0%	19.2%	14.1%	8.7%	6.0%

(1)
The adjustment for the three months ended June 30, 2010 is primarily related to the reversal of reserves for uncertain tax positions and associated interest as a result of the completion of the IRS audit during the period, which reduced our effective tax rate under GAAP.

(2)	Adjusted return on capital is defined as annualized adjusted net income plus adjusted interest expense after-tax divided by adjusted average capital.

(3)
The cost of capital includes both a cost of equity and a cost of debt.  The cost of equity capital is determined based on a formula that considers the risk of the business and the risk associated with our use of debt.  The formula utilized for determining the cost of equity capital is as follows: (the average 30 year treasury rate + 5%) + [(1 – tax rate) x (the average 30 year treasury rate + 5% – pre-tax average cost of debt rate) x average debt/(average equity + average debt x tax rate)].  For the periods presented, the average 30 year treasury rate and the adjusted pre-tax average cost of debt were as follows:

	For the Three Months Ended
	Mar. 31, 2012	Dec. 31, 2011	Sept. 30, 2011	Jun. 30, 2011	Mar. 31, 2011	Dec. 31, 2010	Sept. 30, 2010	Jun. 30, 2010
Average 30 year treasury rate	3.1%	3.0%	3.8%	4.4%	4.5%	4.1%	3.8%	4.4%
Adjusted pre-tax average cost of debt	5.9%	6.1%	6.2%	6.5%	7.0%	6.9%	7.5%	9.6%

Floating Yield Adjustment

The purpose of this adjustment is to modify the calculation of our GAAP-based finance charge revenue so that favorable and unfavorable changes in expected cash flows from loans receivable are treated consistently.  To make the adjustment understandable, we must first explain how GAAP requires us to account for finance charge revenue, our primary revenue source.

The finance charge revenue we will recognize over the life of the loan equals the cash inflows from our loan portfolio less cash outflows to acquire the loans.  Our GAAP finance charge revenue is based on estimates of future cash flows and is recognized on a level-yield basis over the estimated life of the loan.  With the level-yield approach, the amount of finance charge revenue recognized from a loan in a given period, divided by the loan asset, is a constant percentage.  Under GAAP, favorable changes in expected cash flows are treated as increases to the yield and are recognized over time, while unfavorable changes are recorded as a current period expense.  The non-GAAP methodology that we use (the “floating yield” method) is identical to the GAAP approach except that, under the “floating yield” method, all changes in expected cash flows (both positive and negative) are treated as yield adjustments and therefore impact earnings over time.  The GAAP treatment always results in a lower carrying value of the loan receivable asset, but may result in either higher or lower earnings for any given period depending on the timing and amount of expected cash flow changes.

We believe adjusted earnings, which include the floating yield adjustment, are a more accurate reflection of the performance of our business, since both favorable and unfavorable changes in estimated cash flows are treated consistently.

Cautionary Statement Regarding Forward-Looking Information

We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all of our forward-looking statements.  Statements in this release that are not historical facts, such as those using terms like “may,” “will,” “should,” “believe,” “expect,” “anticipate,” “assume,” “forecast,” “estimate,” “intend,” “plan,” “target” and those regarding our future results, plans and objectives, are “forward-looking statements” within the meaning of the federal securities laws.  These forward-looking statements represent our outlook only as of the date of this release.  Actual results could differ materially from these forward-looking statements since the statements are based on our current expectations, which are subject to risks and uncertainties.  Factors that might cause such a difference include, but are not limited to, the factors set forth in Item 1A to our Form 10-K for the year ended December 31, 2011, filed with the Securities and Exchange Commission on February 24, 2012, other risk factors discussed herein or listed from time to time in our reports filed with the Securities and Exchange Commission and the following:

•	Our inability to accurately forecast and estimate the amount and timing of future collections could have a material adverse effect on results of operations.

•	We may be unable to execute our business strategy due to current economic conditions.

•	We may be unable to continue to access or renew funding sources and obtain capital needed to maintain and grow our business.

•	The terms of our debt limit how we conduct our business.

•	A violation of the terms of our asset-backed secured financing facilities or revolving secured warehouse facilities could have a materially adverse impact on our operations.

•
The conditions of the U.S. and international capital markets may adversely affect lenders with which we have relationships, causing us to incur additional costs and reducing our sources of liquidity, which may adversely affect our financial position, liquidity and results of operations.

•	Our substantial debt could negatively impact our business, prevent us from satisfying our debt obligations and adversely affect our financial condition.

•	Due to competition from traditional financing sources and non-traditional lenders, we may not be able to compete successfully.

•	We may not be able to generate sufficient cash flows to service our outstanding debt and fund operations and may be forced to take other actions to satisfy our obligations under such debt.

•	Interest rate fluctuations may adversely affect our borrowing costs, profitability and liquidity.

•
Reduction in our credit rating could increase the cost of our funding from, and restrict our access to, the capital markets and adversely affect our liquidity, financial condition and results of operations.

•	We may incur substantially more debt and other liabilities. This could exacerbate further the risks associated with our current debt levels.

•	The regulation to which we are or may become subject could result in a material adverse effect on our business.

•
Adverse changes in economic conditions, the automobile or finance industries, or the non-prime consumer market could adversely affect our financial position, liquidity and results of operations, the ability of key vendors that we depend on to supply us with services, and our ability to enter into future financing transactions.

•	Litigation we are involved in from time to time may adversely affect our financial condition, results of operations and cash flows.

•	Changes in tax laws and the resolution of uncertain income tax matters could have a material adverse effect on our results of operations and cash flows from operations.

•	Our operations are dependent on technology.

•	Reliance on third parties to administer our ancillary product offerings could adversely affect our business and financial results.

•	We are dependent on our senior management and the loss of any of these individuals or an inability to hire additional team members could adversely affect our ability to operate profitably.

•	Our reputation is a key asset to our business, and our business may be affected by how we are perceived in the marketplace.

•	The concentration of our dealer-partners in several states could adversely affect us.

•	Failure to properly safeguard confidential consumer information could subject us to liability, decrease our profitability and damage our reputation.

•
Our Chairman and founder controls a significant percentage of our common stock, has the ability to significantly influence matters requiring shareholder approval and has interests which may conflict with the interests of our other security holders.

•	Reliance on our outsourced business functions could adversely affect our business.

•
Natural disasters, acts of war, terrorist attacks and threats or the escalation of military activity in response to these attacks or otherwise may negatively affect our business, financial condition and results of operations.

Other factors not currently anticipated by management may also materially and adversely affect our results of operations.  We do not undertake, and expressly disclaim any obligation, to update or alter our statements whether as a result of new information, future events or otherwise, except as required by applicable law.

Description of Credit Acceptance Corporation

Since 1972, Credit Acceptance has provided auto loans to consumers, regardless of their credit history.  Our product is offered through a nationwide network of automobile dealers who benefit from sales of vehicles to consumers who otherwise could not obtain financing; from repeat and referral sales generated by these same customers; and from sales to customers responding to advertisements for our product, but who actually end up qualifying for traditional financing.

Without our product, consumers are often unable to purchase a vehicle or they purchase an unreliable one.  Further, as we report to the three national credit reporting agencies, an important ancillary benefit of our program is that we provide a significant number of our consumers with an opportunity to improve their lives by improving their credit score and move on to more traditional sources of financing.  Credit Acceptance is publicly traded on the NASDAQ under the symbol CACC.  For more information, visit creditacceptance.com.

CREDIT ACCEPTANCE CORPORATION
CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)	For the Three Months Ended March 31,
	2012	2011
	(Unaudited)
Revenue:
Finance charges	$126,066	$106,503
Premiums earned	10,770	8,543
Other income	5,568	8,466
Total revenue	142,404	123,512
Costs and expenses:
Salaries and wages	19,404	16,071
General and administrative	7,409	5,633
Sales and marketing	7,753	6,409
Provision for credit losses	5,247	8,916
Interest	15,212	12,623
Provision for claims	8,552	6,599
Total costs and expenses	63,577	56,251
Income before provision for income taxes	78,827	67,261
Provision for income taxes	28,489	24,070
Net income	$50,338	$43,191

Net income per share:
Basic	$1.92	$1.59
Diluted	$1.92	$1.57

Weighted average shares outstanding:
Basic	26,158	27,196
Diluted	26,284	27,489

CREDIT ACCEPTANCE CORPORATION
CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)	As of
	March 31, 2012	December 31, 2011
	(Unaudited)
ASSETS:
Cash and cash equivalents	$4,691	$4,657
Restricted cash and cash equivalents	160,069	104,679
Restricted securities available for sale	819	810

Loans receivable (including $5,291 and $9,031 from affiliates as of March 31, 2012 and December 31, 2011, respectively)	1,897,169	1,752,891
Allowance for credit losses	(159,373)	(154,318)
Loans receivable, net	1,737,796	1,598,573

Property and equipment, net	21,168	18,472
Income taxes receivable	406	506
Other assets	30,084	30,901
Total Assets	$1,955,033	$1,758,598

LIABILITIES AND SHAREHOLDERS' EQUITY:
Liabilities:
Accounts payable and accrued liabilities	$107,325	$95,858
Revolving secured line of credit	173,600	43,900
Secured financing	604,550	599,281
Mortgage note	4,227	4,288
Senior notes	350,354	350,378
Deferred income taxes, net	129,388	123,449
Income taxes payable	13,023	1,493
Total Liabilities	1,382,467	1,218,647

Shareholders' Equity:
Preferred stock, $.01 par value, 1,000 shares authorized, none issued	-	-
Common stock, $.01 par value, 80,000 shares authorized, 25,628 and 25,624 shares issued and outstanding as of March 31, 2012 and December 31, 2011, respectively	256	256
Paid-in capital	40,760	38,801
Retained earnings	531,540	500,888
Accumulated other comprehensive income	10	6
Total Shareholders' Equity	572,566	539,951
Total Liabilities and Shareholders' Equity	$1,955,033	$1,758,598